Exhibit 3.2

CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
ERA GROUP INC.

(Pursuant to Section 242 of the General
Corporation Law of the State of Delaware)

Dated: June 11, 2020

Era Group Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, as amended (the “DGCL”),

DOES HEREBY CERTIFY:

1. The name of the Corporation is Era Group Inc.

2. The Board of Directors of the Corporation (the “Board of Directors”), acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending its Amended and Restated Certificate of Incorporation as follows:

The entirety of Section 1.1 of Article I of the Amended and Restated Certificate of Incorporation shall be deleted, and the following section shall be inserted in lieu thereof:

Section 1.1.      Name.  The name of the Corporation is Bristow Group Inc.

The entirety of Section 2.1 of Article II of the Amended and Restated Certificate of Incorporation shall be deleted, and the following section shall be inserted in lieu thereof:

Section 2.1.   Address.  The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Corporation Trust Center, Wilmington, Delaware 19801 in New Castle County. The name of its registered agent at such address is The Corporation Trust Company.

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 [Remainder of page left intentionally blank] IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer as of the date first written above.

ERA GROUP INC.

By:	/s/ Christopher S. Bradshaw
Name:	Christopher Bradshaw
Title:	President and Chief Executive Officer